Exhibit 5.1

May 15, 2014

TrueCar, Inc.

120 Broadway, Suite 200

Santa Monica, California 90401

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by TrueCar, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 26,232,988 shares of Common Stock reserved for issuance pursuant to the TrueCar, Inc. 2005 Stock Plan, as amended, 387,968 shares of Common Stock reserved for issuance pursuant to the TrueCar, Inc. 2008 Stock Plan and 2,017,425 shares of Common Stock reserved for issuance pursuant to the TrueCar, Inc. 2014 Equity Incentive Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.